UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011

Park Sterling Corporation
(Exact name of registrant as specified in its charter)

North Carolina	001-35032	27-4107242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1043 E. Morehead Street, Suite 201, Charlotte, NC	28204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 716-2134

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K of Park Sterling Corporation (the “Registrant”) filed on January 18, 2011, Frank W. Ix, Chief Credit Officer of Park Sterling Bank (the “Bank”), the wholly owned subsidiary of the Registrant, terminated employment with the Bank on January 5, 2011 (the “Termination Date”).

On February 1, 2011, the Bank entered into a Separation Agreement with Mr. Ix relating to the termination of his employment with the Bank effective on the Termination Date. Pursuant to the terms of the Separation Agreement, and subject to Mr. Ix’s right to revoke the Separation Agreement on or before February 8, 2011, the Bank will pay to Mr. Ix a single lump sum payment of $90,000 and 56,250 stock options previously granted to Mr. Ix will remain exercisable until December 14, 2016, in each case subject to repayment in full of such sum and forfeiture and cancellation of such stock options upon breach by Mr. Ix of any of the covenants contained in the Separation Agreement. Under the Separation Agreement, the Bank will also transfer to Mr. Ix full title to his Bank-provided automobile, the fair market value of which is agreed to be $18,960. In consideration of these payments and benefits, the Separation Agreement provides for a release of claims by Mr. Ix in favor of the Company and its affiliates, as well as customary confidentiality obligations and restrictive covenants, including covenants prohibiting Mr. Ix from competing with or disparaging the Bank or soliciting the Bank’s customers or employees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2011

PARK STERLING CORPORATION

By:  /s/ David L. Gaines
David L. Gaines
Chief Financial Officer